Exhibit 99.1

Source: Brilliant Acquisition

June 23, 2020 21:00 ET

BRILLIANT ACQUISITION CORPORATION ANNOUNCES PRICING OF $40 MILLION INITIAL PUBLIC OFFERING

New York, NY, June 23, 2020 (GLOBE NEWSWIRE) — Brilliant Acquisition Corporation (NASADAQ: BRLIU) (the “Company”) announced today that its Registration Statement on Form S-1 (SEC File No. 333-237153), as amended, was declared effective by the Securities and Exchange Commission. The closing of the Company’s initial public offering of 4,000,000 units is expected to occur on or about June 26, 2020. Each unit consists of one ordinary share, no par value per share (“Ordinary Share”), one right, with each right entitling the holder to 1/10 of one Ordinary Share, and one warrant, with each warrant entitling the holder to purchase one Ordinary Share at a price of $11.50 per share. Each unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $40,000,000. Once the securities comprising the units begin separate trading, the common stock, rights, and warrants are expected to be traded on the Nasdaq Capital Market under the symbols “BRLI,” “BRLIR,” and “BRLIW” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 600,000 units offered by the Company to cover over-allotments, if any.

EarlyBirdCapital, Inc. is acting as sole book-running manager. The offering is being made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Brilliant Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or country, but the Company intends to initially focus on targets operating in the Asia-Pacific markets. Specifically, the Company intends to focus on sectors and industries within the Asia-Pacific region that can leverage emerging favorable demographic, political, and economic trends, including current economic and business trends throughout Singapore, China, Indonesia, Vietnam, as well other Asia-Pacific jurisdictions.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Dr. Peng Jiang

Chief Executive Officer

Brilliant Acquisition Corporation

+ (86) 021-80125497